UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
 Amendment No. 1

Two Harbors Investment Corp.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

90187B101
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☑   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge DSO Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 288,460*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 288,460*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 288,460*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.71% (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 288,460 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge OSO Securities LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 57,154*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 57,154*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,154*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.14%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 57,154 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 507,802*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 507,802*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 507,802*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.24%* ((based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 507,802 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON PN
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 62,996*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 62,996*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,996*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.16%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 62,996 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO

* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Intermediate Fund L.P.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 62,996*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 62,996*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,996*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.16%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 62,996 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 507,802*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 507,802 *
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 507,802*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.24%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 507,802 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Offshore GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 62,996*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 62,996*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,996*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.16%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 62,996 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
 * See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Offshore Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 62,996*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 62,996*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,996*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.16%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 62,996 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Drawbridge Special Opportunities Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 570,798*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 570,798*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 570,798*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.39%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 570,798 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Fortress Principal Investment Holdings IV LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 507,802*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 507,802*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 507,802*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.24%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 507,802 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON FIG LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 570,798*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 570,798*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 570,798*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.39%* ((based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 570,798 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Fortress Operating Entity I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 570,798*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 570,798*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 570,798*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.39%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 570,798 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON PN
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON FIG Corp.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 570,798*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 570,798*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 570,798*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.39%* ((based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 570,798 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON CO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

CUSIP No.: 90187B101
1 NAME OF REPORTING PERSON Fortress Investment Group LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 570,798*
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 570,798*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 570,798*
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.39%* (based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-K filed with the SEC on December 22, 2010, and (ii) 570,798 Warrants (as defined in Item 4) beneficially owned by the Reporting Person)

12 TYPE OF REPORTING PERSON OO
* See Exhibit 1 hereto for a full description of the relevant subsidiaries which beneficially own shares of Common Stock directly and indirectly.

  Item 1.
(a)	Name of Issuer:

The name of the issuer is Two Harbors Investment Corp. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

Item 2.
(a)	Name of Person Filing:

This statement is filed by:

	(i)	Drawbridge DSO Securities LLC, a Delaware limited liability company;

	(ii)	Drawbridge OSO Securities LLC, a Delaware limited liability company;

	(iii)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership;

	(iv)	Drawbridge Special Opportunities Fund Ltd., a Cayman Islands company;

	(v)	Drawbridge Special Opportunities Intermediate Fund L.P., a Cayman Islands exempted limited partnership;

	(vi)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company;

	(vii)	Drawbridge Special Opportunities Offshore GP LLC, a Delaware limited liability company;

	(viii)	Drawbridge Special Opportunities Offshore Fund Ltd., a Cayman Islands company;

	(ix)	Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company;

	(x)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company;

	(xi)	FIG LLC, a Delaware limited liability company;

	(xii)	Fortress Operating Entity I LP, a Delaware limited partnership;

	(xiii)	FIG Corp., a Delaware corporation; and

	(xiv)	Fortress Investment Group LLC, a Delaware limited liability company.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

(c)	Citizenship:

Each of Drawbridge DSO Securities LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities Offshore GP LLC, Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund LP and Fortress Operating Entity I LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund Ltd. and Drawbridge Special Opportunities Offshore Fund Ltd. is a company organized under the laws of the Cayman Islands. Drawbridge Special Opportunities Intermediate Fund L.P. is an exempted limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”).

(e)	CUSIP Number:

90187B101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	£ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	£ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	£ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	£ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	£ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	£ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	£ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	£ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	£ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	£ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

As of the date of this filing, Drawbridge DSO Securities LLC is the beneficial owner of 288,460 shares of Common Stock currently issuable upon the exercise of certain warrants (the “Warrants”), Drawbridge OSO Securities LLC is the beneficial owner of 57,154 shares of Common Stock currently issuable upon the exercise of the Warrants, Drawbridge Special Opportunities Fund LP is the beneficial owner of 507,802 shares of Common Stock currently issuable upon the exercise of the Warrants (of which 219,342 shares of Common Stock correspond to Warrants held directly), and Drawbridge Special Opportunities Fund Ltd. is the beneficial owner of 62,996 shares of Common Stock currently issuable upon the exercise of the Warrants (of which 5,842 shares of Common Stock correspond to Warrants held directly).

The percentages used in this Item 4 are calculated based on 26,074,977 shares of Common Stock outstanding as of November 9, 2010, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2010, plus (i) an additional 14,375,000 shares of Common Stock issued on December 22, 2010 as reported in the Issuer’s Form 8-k filed with the SEC on December 22, 2010, and (ii) the Warrants beneficially owned by the applicable Reporting Person.

A.	Drawbridge DSO Securities LLC
	(a)	Amount beneficially owned: 288,460
	(b)	Percent of class: 0.71%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 288,460
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 288,460

B.	Drawbridge OSO Securities LLC
	(a)	Amount beneficially owned: 57,154
	(b)	Percent of class: 0.14%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 57,154
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 57,154

C.	Drawbridge Special Opportunities Fund LP
	(a)	Amount beneficially owned: 507,802
	(b)	Percent of class: 1.24%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 507,802
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 507,802

D.	Drawbridge Special Opportunities Fund Ltd.
	(a)	Amount beneficially owned: 62,996
	(b)	Percent of class: 0.16%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 62,996
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 62,996

E.	Drawbridge Special Opportunities GP LLC
	(a)	Amount beneficially owned: 507,802
	(b)	Percent of class: 1.24%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 507,802
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 507,802

F.	Drawbridge Special Opportunities Intermediate Fund L.P.
	(a)	Amount beneficially owned: 62,996
	(b)	Percent of class: 0.16%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 62,996
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 62,996

G.	Drawbridge Special Opportunities Offshore GP LLC
	(a)	Amount beneficially owned: 62,996
	(b)	Percent of class: 0.16%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 62,996
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 62,996

H.	Drawbridge Special Opportunities Offshore Fund Ltd.
	(a)	Amount beneficially owned: 62,996
	(b)	Percent of class: 0.16%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 62,996
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 62,996

I.	Drawbridge Special Opportunities Advisors LLC
	(a)	Amount beneficially owned: 570,798
	(b)	Percent of class: 1.39%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 507,802
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 507,802

J.	Fortress Principal Investment Holdings IV LLC
	(a)	Amount beneficially owned: 507,802
	(b)	Percent of class: 1.24%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 507,802
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 507,802

K.	FIG LLC
	(a)	Amount beneficially owned: 570,798
	(b)	Percent of class: 1.39%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 570,798
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 570,798

L.	Fortress Operating Entity I LP
	(a)	Amount beneficially owned: 570,798
	(b)	Percent of class: 1.39%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 570,798
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 570,798

M.	FIG Corp.
	(a)	Amount beneficially owned: 570,798
	(b)	Percent of class: 1.39%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 570,798
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 570,798

N.	Fortress Investment Group LLC
	(a)	Amount beneficially owned: 570,798
	(b)	Percent of class: 1.39%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 570,798
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 570,798

Item 5.	Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that, as of the date hereof, each Reporting Person has ceased to be the beneficial owner of more than five percent of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

DRAWBRIDGE DSO SECURITIES LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE OSO SECURITIES LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:	DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC its general partner

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES INTERMEDIATE FUND L.P.

By:	DRAWBRIDGE SPECIAL OPPORTUNITIES OFFSHORE GP LLC its general partner

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES OFFSHORE GP LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES OFFSHORE FUND LTD.

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Glenn Cummins
Name: Glenn Cummins
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ Michael Cohn
Name: Michael Cohn
Title: Chief Compliance Officer

 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FIG LLC

By:	/s/ Michael Cohn
Name: Michael Cohn
Title: Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FORTRESS OPERATING ENTITY I LP

By:	FIG CORP. its general partner

By:	/s/ Michael Cohn
Name: Michael Cohn
Title: Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FIG CORP.

By:	/s/ Michael Cohn
Name: Michael Cohn
Title: Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011
FORTRESS INVESTMENT GROUP LLC

By:	/s/ Michael Cohn
Name: Michael Cohn
Title: Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
1	Identification of Relevant Subsidiaries